UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
First Franklin Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

June 9, 2010
Dear Fellow Stockholder:
It has been an interesting few days as we all prepare for our annual meeting next Monday, June 14, 2010 at 3:00 p.m. As you know, your Board of Directors unanimously recommended the re-election of Thomas H. Siemers and me (John J. Kuntz) to our Board of Directors at our annual meeting. A proxy contest is being waged by representatives of Lenox Wealth Management to elect John C. Lame and Jason D. Long to the board instead of your Board’s nominees.
Let’s review the activity of the past few days. . .
Dissident Candidate Withdraws: We learned yesterday that Lenox has withdrawn half of its slate (Mr. Long) the week before the annual meeting! Although we do not know exactly why Lenox chose to withdraw a candidate that it has pushed so hard to elect, we believe there are a few possible reasons.
First, as we announced last week, we believe that Lenox’s proxy solicitation for its slate of two nominees violated federal banking laws, and we notified the regulators of our concern. The timing of the disclosure of the apparent violation and Mr. Long’s hasty withdrawal seems more than coincidental, but there are other reasons Mr. Long may have withdrawn.
In the past few days two national proxy advisory firms — RiskMetrics Group and Glass, Lewis & Co. — recommended AGAINST the election of Mr. Long. And that’s not the first time RiskMetrics has disapproved of Lenox’s nominees. In May, RiskMetrics recommended that the shareholders of Lenox Wealth Management vote AGAINST electing John C. Lame to Lenox’s own Board of Directors. If RiskMetrics doesn’t believe that Mr. Lame is good enough to serve as a director of the $5 million company that he controls, why would he be good enough to serve as a director of your $300 million company?
First Franklin Nominees Endorsed by Independent Proxy Advisor: On Monday, June 7, 2010, another national proxy advisory firm — Glass, Lewis & Co. — endorsed our board’s recommendations that Tom Siemers and I be re-elected. They noted that the other nominees have not shown that they are better qualified to replace us or that they could create better value for our stockholders. Importantly, Glass, Lewis & Co. reported that they did not believe First Franklin has underperformed its peers. We believe Glass, Lewis & Co. got it right.
The meeting is in less than a week. Tom Siemers and I are the right people to serve as directors of your company, and these recent developments show it. We appreciate your vote and your continued support of First Franklin. If you have not already returned a BLUE proxy card to support the Board’s nominees, we urge you to do so. If you have any questions or need further information, please do not hesitate to contact me at 513.469.8000 or the professionals of Georgeson Inc. who are assisting First Franklin Corporation in this proxy contest. They can be reached by calling toll free at 1.866.391.7004.
On behalf of the First Franklin Corporation Board of Directors,
/s/ John J. Kuntz
John J. Kuntz
Chairman, President and CEO